Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Year Ended December 31				Six Months Ended June 30, 2004
	2000	2001	2002	2003
Consolidated pretax income from continuing operations	$12,027	$18,332	$13,787	$36,981	$23,276
Interest expense	77,658	71,712	61,088	64,001	33,079
Interest portion of rental expense	1,923	1,121	1,043	957	484

Earnings	$91,608	$91,165	$75,918	$101,939	$56,839

Interest expense	$77,658	$71,712	$61,088	$64,001	$33,079
Interest portion of rental expense	1,923	1,121	1,043	957	484

Fixed charges	$79,581	$72,833	$62,131	$64,958	$33,563

Ratio of earnings to fixed charges	1.2	1.3	1.2	1.6	1.7

PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
Pro forma consolidated pretax income from continuing operations	$28,373	$11,612
Pro forma interest expense	86,045	43,119
Interest portion of rental expense	957	484

Pro forma earnings	$115,375	$55,215

Pro forma interest expense	$86,045	$43,119
Interest portion of rental expense	957	484

Pro forma fixed charges	$87,002	$43,603

Pro form ratio of earnings to fixed charges	1.3	1.3